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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 000-19175

                           OPENROUTE NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

                              NINE TECHNOLOGY DRIVE
                     WESTBOROUGH, MASSACHUSETTS 01581-1799
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                 NOT APPLICABLE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(i)   [ ]


          Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)  [ ]


          Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)   [ ]


          Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)  [ ]


                                                  Rule 15d-6            [ ]


      Approximate number of holders of record as of the certification or notice date: 15,527,189

      Pursuant to the requirements of the Securities Exchange Act of 1934, OpenROUTE Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:        December 23, 1999          By:  /s/ Bryan R. Holley
         ----------------------------     --------------------------------------
                                           Name:  Bryan R. Holley
                                           Title: President